Exhibit 99.2

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FINAL TRANSCRIPT

Jan 27, 2011 / 08:00PM GMT, DRE - Q4 2010 Duke Realty Corporation Earnings Conference Call

CORPORATE PARTICIPANTS

Dennis (Denny) Oklak

Duke Realty Corporation - Chairman and CEO

Christie Kelly

Duke Realty Corporation - CFO, EVP

Mark Denien

Duke Realty Corporation- Chief Accounting Officer

Randy Henry

Duke Realty Corporation - Asst. VP - IR

CONFERENCE CALL PARTICIPANTS

Vincent Chao

Deutsche Bank - Analyst

Ki Bin Kim

Macquarie Research Equities - Analyst

Dave Rodgers

RBC Capital Markets - Analyst

Michael Knott

Green Street Advisors - Analyst

Brendan Maiorana

Wells Fargo Securities - Analyst

James (Jamie) Feldman

BofA Merrill Lynch - Analyst

Paul Adornato

BMO Capital Markets - Analyst

Sloan Bohlen

Goldman Sachs - Analyst

Josh Attie

Citigroup - Analyst

Michael Bilerman

Citigroup - Analyst

Chris Caton

Morgan Stanley - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the Duke Realty quarterly earnings conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. (Operator Instructions)As a reminder, this conference is being recorded.

I’d now like to turn the conference over to your host, Assistant Vice President of Investor Relations, Randy Henry. Please go ahead.

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FINAL TRANSCRIPT

Jan 27, 2011 / 08:00PM GMT, DRE - Q4 2010 Duke Realty Corporation Earnings Conference Call

Randy Henry - Duke Realty Corporation - Asst. VP - IR

Thank you, Noah. Good afternoon, everyone, and welcome to our fourth-quarter earnings call. Joining me today are Denny Oklak, Chairman and Chief Executive Officer; Christie Kelly, Executive Vice President and Chief Financial Officer; and Mark Denien, Chief Accounting Officer. Before we make our prepared remarks, let me remind you that the statements we make today are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. For more information about those risk factors, we would refer you to our 10-K that we have on file with the SEC.

Now for our prepared statement, I’ll turn it over to Denny Oklak.

Dennis (Denny) Oklak - Duke Realty Corporation - Chairman and CEO

Thank you, Randy, and good afternoon, everyone. Our solid operational and financial performance, along with significant progress on our strategic plan to reposition our portfolio, resulted in a successful 2010 for Duke Realty, despite a still challenging economic environment. Our fourth-quarter and year-end 2010 results were very strong, and I believe a reflection of our commitment and ability to execute in all three areas of our strategic plan.

We knew heading into 2010 that the fundamentals in both the industrial and office sectors would still be challenging, and progress would be measured by our ability to execute transactions in alignment with our strategy. We accomplished our goals by remaining focused on improving our portfolio occupancy, executing acquisitions and dispositions consistent with our asset strategy, and further strengthening our balance sheet to enable more productive transaction execution. I will highlight some of our key accomplishments during the quarter in both our asset and operations strategies, and Christie will address our fourth-quarter financial performance and progress on our capital strategy. And finally, I’ll provide some color on our 2011 guidance.

The industrial sector continued to gain traction in the fourth quarter of 2010. Initial data from the holiday retail season suggests 4% to 5% positive growth in sales, and continued improvement in shipping metrics at major port locations in the US. We anticipate this bodes well for absorption in the industrial sector, but view that further improvement may be somewhat slower as retailers have now restocked inventory levels. As a result, our outlook remains conservative on the industrial sector.

I mentioned on our third-quarter call that we anticipated some key vacancies in our industrial portfolio in the fourth quarter. While most of these terminations did occur, leasing activity was good as we signed over 4.6 million square feet of leases in our industrial portfolio in the fourth quarter, and I am pleased to report that that portfolio remained over 90% leased at year-end 2010. The office environment is still slow to recover as questions over the timing and extent of an economic recovery are still weighing heavily into decisions to hire and grow new business. Our office teams performed very well despite the economic landscape, as evidenced by our year-end office occupancy of 85.7%, which was up 1.4% over year-end 2009.

Now I’ll touch on some of the key operating metrics and significant transactions in the fourth quarter. The overall occupancy in our portfolio was 89.1% at year end, up from 88.9% at September 30, and up 1.9% from the year-end 2009 occupancy of 87.2%. We signed nearly 26 million square feet of leases in 2010, including 5.8 million square feet during the fourth quarter. Our 2010 total is the highest since 2007. We also achieved a lease renewal rate of 70.1% and 76.5% for the fourth-quarter and year-ended 2010, respectively.

Both our industrial and office teams did an excellent job in keeping existing tenants, and closing on new leases. Specifically, our Indianapolis Industrial group completed over 2 million square feet of leases during the fourth quarter, and ended the year at 95.4% leased on 20.7 million square feet of industrial space. We also achieved positive net absorption across the business with significant lease-up progress throughout the Midwest, as well as our South and Southeast markets.

On the office side, while still slow, continues to show some signs of life. We leased over 85,000 square feet at our 1600 Tower in Minneapolis, which is adjacent to our new and successful retail project, the West End. This retail success is drawing tenants to our office park, and 1600 Tower is now 96% leased. We also executed a nearly 38,000 square foot expansion to an existing tenant in our Riverway East building in Chicago, and signed a renewal for approximately 70,000 square feet with GE in our Center Point office building in Cincinnati.

As of December 31, our wholly-owned development pipeline consisted of five medical office projects totaling 270,000 square feet, and two industrial buildings totaling 1.6 million square feet, one of which is a 1.3 million square foot, 100% preleased build-to-suit we announced in the third quarter. During the fourth quarter, the Company committed to development projects on four medical office buildings and one bulk industrial project. The medical office projects total over 230,000 square feet and are 56% preleased in the aggregate, and the industrial asset is located in Houston. It’s 300,000 square feet and 47% preleased. Our joint venture development pipeline is comprised of 460,000 square feet, 93% preleased medical office project with Baylor Healthcare Systems in Dallas, and a 406,000 square foot, 100% industrial building expansion in Indianapolis.

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FINAL TRANSCRIPT

Jan 27, 2011 / 08:00PM GMT, DRE - Q4 2010 Duke Realty Corporation Earnings Conference Call

Consistent with our original expectations, same-property NOI for the 3 months ended December 31 was a positive 5%, and for the 12 months ended, a positive 0.9%. We anticipated our same-property growth to be strong in the latter half of 2010 after a slower first half of the year, and we had no surprises in our expectations there.

Now I’d like to touch on our acquisition and disposition activity during the fourth-quarter and year-end 2010. As you know, our asset strategy is focused on the acquisition of high quality industrial and medical office assets that meet our longer-term strategic growth goals. In accordance with this strategy, we acquired $440.5 million of assets totaling over 5 million square feet in the fourth quarter, bringing the total executed acquisitions to $919.1 million for the year-ended 2010.

During the fourth quarter, we closed on a portion of the previously announced acquisition of a primarily industrial portfolio in South Florida from Premier Commercial Realty. The $450 million portfolio is comprised of 51 industrial and five office buildings totaling over 4.9 million square feet, of which approximately 3.4 million square feet were closed during December, with the remaining portion expected to close in early 2011. This was a terrific transaction that gives us a dominant industrial position in Broward and Palm Beach Counties. The transaction is a very good example of our execution on our repositioning strategy on many levels. The seller’s knowledge of our local market presence, and confidence in our team allowed us to negotiate an off-market deal. The assets are located in South Florida, one of our focus markets because it is a land-constrained market with high barrier to entry. All the assets are located along the I-95 corridor, very accessible for both tenant needs and customers. And most of the assets were developed within the last 10 years and are simply the best quality in the market. This is a great strategic transaction for Duke Realty.

In Houston, we acquired three industrial assets specifically located within the port of Houston. The assets total over 582,000 square feet and are 100% leased, and have an average age of approximately four years. On the medical office front, we acquired 191,000 square foot medical office building in Charlotte, North Carolina. The building is 100% leased to a single tenant on a 15-year lease, which expires in 2020, and includes annual rent bumps.

The other key part of our asset strategy focuses on the disposition of non-strategic assets and certain office buildings. Proceeds from fourth-quarter building dispositions were $302.4 million at a stabilized capitalization rate of 8.1%. For the year-ended 2010, total dispositions were $498.6 million at a stabilized cap rate of 8.5%. The fourth-quarter dispositions included the following :

•

As previously announced in December, we closed on the sale of seven suburban office buildings, totaling over 1 million square feet to our joint venture with CB Richard Ellis Realty Trust for total proceeds of $174 million. The assets are primarily located in the Midwest. The total transaction with CBRE Realty Trust will be comprised of 20 suburban office assets totaling nearly 3.1 million square feet at an aggregate agreed-upon value of $517 million. We expect to contribute the remaining 13 office buildings by the end of the second quarter 2011. This is another great transaction, and expands our relationship with CBRE Realty Trust. The venture currently has a total investment of over $630 million comprised of both bulk industrial and suburban office assets. We have a 20% ownership interest, and receive ongoing property management, leasing and asset management fees.

•

We also disposed of a 533,000 square foot industrial building located in Indianapolis, which was sold to a user. The asset was not leased and was developed in a joint venture, which the company has a 50% ownership interest.

•

As some of you may have seen, we sold our 430,000 square foot build-to-suit office project located in Buffalo, New York, and leased by HealthNow during the fourth quarter for $84.5 million. This project was always in our held-for-sale portfolio. I also want to point out some erroneous reporting, pegging our investment in this property at $126 million. This was incorrect, as there were tax credits which offset a significant portion of the cost. We did make a profit on this sale.

•

We also sold a 213,000 square foot VA clinic located in Fort Worth, Texas. The asset was 100% leased for 20 years and placed into service in the fourth quarter of 2010. This asset was also developed as a held-for-sale building. We also received proceeds of nearly $35 million on the disposition of land parcels in 2010, including over $15 million in the fourth quarter.

Our fourth-quarter acquisition and disposition activity combined with the rest of the activity completed earlier in 2010, has moved our investment concentration to 49% office (down from 55% at year-end 2009), 42% industrial (up from 36% at year-end 2009), and 6% medical and 3% retail. We have been disciplined in the identification of acquisitions that meet our strategic criteria, and timing those transactions with the projected receipt of disposition proceeds in an effort to minimize borrowings on our line of credit. The year-end transactions for Premier and CBRE Realty Trust exemplify this planning.

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FINAL TRANSCRIPT

Jan 27, 2011 / 08:00PM GMT, DRE - Q4 2010 Duke Realty Corporation Earnings Conference Call

We are aware of some concerns about the potential short-term dilution effect of our repositioning strategy might have on our portfolio. However, if you look at our 2010 transactions in the aggregate, stabilized cap rate for acquisitions is 8% compared to a stabilized cap rate of 8.5% for dispositions, reflecting only minor dilution; and repositioning has increased our concentration of investment in assets with greater long-term growth potential. We are continually assessing the effects on our bottom line FFO and AFFO from our asset repositioning, and we’ll continue to work to minimize the effect on earnings in the near term, while positioning our portfolio for greater future long-term growth.

I’ll now turn the call over to Christie Kelly.

Christie Kelly - Duke Realty Corporation - CFO, EVP

Thanks, Denny, and good afternoon, everyone. As Denny mentioned, I would like to provide an update on our 2010 financial performance, and progress on our capital strategy. I’m pleased to report that our fourth-quarter and year-end 2010 core FFO was $0.28 and $1.15 per share, respectively. We had a very strong finish to the year, and closed our 2010 core FFO at the high end of our 2010 guidance.

As Denny mentioned, the economic environment continued to present challenges throughout the year. Our business team focused on the lease-up of our portfolio, and was able to achieve over 12 million square feet of new leases and 14 million square feet of renewal leases, representing a 76.5% tenant retention rate, and negligible lease termination fees. Our strong leasing activity enabled us to offset rental rate roll-downs prevalent across most markets, and achieve slightly positive net operating income growth. Our service operations also produced strong results.

From a capital strategy perspective, we completed a very successful year in which we raised nearly $1.1 billion in capital, comprised of $533 million of asset sales, $311 million from our common equity offering in June, and $250 million from an unsecured debt offering in April. In addition to the acquisitions we closed this year, the proceeds were also used to retire $100 million of debt in the first quarter, repurchase nearly $280 million of unsecured bonds throughout the year on the open market and through a tender offer, and repurchase over $112 million of our Series O preferred stock on the open market over the course of the year.

I would also like to point out that our unsecured line of credit balance at year end of $175 million is a function of timing on asset dispositions closing. We have a solid backlog of assets set to be sold in the first quarter of 2011, and we remain committed to utilizing our line of credit only for short-term financing needs. As we look into 2011, we have a little over $400 million of maturities, which we intend to manage through a combination of pay-downs with disposition proceeds and refinancing with long-term unsecured debt. I would like to point out that based on our capital plan in 2011, we will be able to use our unsecured line of credit to cover all our 2011 maturities in a worst-case scenario.

I am very pleased with the execution by our team. We accomplished a significant amount of work in 2010, after a successful 2009. Since March of 2009, we have been successful in moving nearly $1.5 billion of debt maturities out of 2010 and 2011, a very measurable progress and testament to our capital strategy. We are comfortable with our balance sheet, and we have very manageable debt maturities in 2011 and 2012. We have seen spreads in our unsecured debt tighten throughout 2010, a vote of confidence on our strategic plan and progress across the business thus far.

With that, I’ll turn it back over to Denny.

Dennis (Denny) Oklak - Duke Realty Corporation - Chairman and CEO

Thanks, Christie. We announced a range for 2011 core FFO per share of $1.06 to $1.18. Our guidance reflects our expectation that core rental operations in 2011 will continue to face some challenges as the economy continues to recover, but at a relatively slow pace. This will be especially true for our office product as a result of the continued high unemployment and the historical longer lag time for office to recover out of economic downturns. We are expecting another strong year for our service operations, as we wrap up completion of the BRAC project.

I’ll now talk through some of the key performance metrics outlined on the 2011 range-of-estimates page we provided on our website.

Our average portfolio occupancy range for 2011 is 87.5% to 90.5%. We have some known expirations in the first half of 2011, but our guidance assumes we average current occupancy levels over the course of the year.

Same-property NOI is projected at a range of 1% growth to a 3% decline. This performance is not surprising given 2010 results were driven by a much lower base in 2009, and that we still project rent roll-downs to factor into 2011 leasing activity.

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FINAL TRANSCRIPT

Jan 27, 2011 / 08:00PM GMT, DRE - Q4 2010 Duke Realty Corporation Earnings Conference Call

On the capital recycling front, we project proceeds from building dispositions in the range of $400 million to $600 million, and proceeds from land dispositions of $20 million to $50 million. The building dispositions include approximately $275 million of remaining proceeds from the previously announced CBRE Realty Trust transaction, which again, we anticipate closing by mid-year.

Acquisitions are projected in the range of $200 million to $400 million. We remain focused on high quality industrial and medical office assets. The additional $173 million associated with the Premier transaction is included in the range.

Construction and development starts are projected to be in the range of $200 million to $400 million. We expect medical office starts to comprise $75 million to $125 million of this range, with the remaining starts in build-to-suit industrial projects and third-party construction.

Total construction volume of between $600 million and $800 million. Third-party construction is still a significant portion of this volume due primarily to the BRAC project, which is again, scheduled to be completed in the third quarter of this year.

G&A expenses in the range of $40 million to $45 million. We have streamlined our G&A over the past two years, and anticipate keeping the level at or below our 2010 amounts.

AFFO payout ratio in the range of 85% to 100%. We continue to focus on the amount of capital expenditures required to keep our core portfolio leased.

We believe that 2011 will be another challenging year for the US economy in many respects. That being said, we are pleased with our progress in 2010 and our momentum going into 2011. Our portfolio is well leased at 89%, and our unstabilized assets are modern buildings in the right locations that are ready to lease with little additional capital requirements as activity continues to pick up.

We are on pace with our asset repositioning strategy. Dispositions are on track with expectations and we have a nice backlog of commitments lined up. We will continue to pursue acquisitions that we believe will provide long-term value creation to our already strong portfolio.

Our balance sheet is strong, with 2011 maturities staggered throughout the year, and very manageable. As part of our capital strategy, we will continue to pursue deleveraging opportunities, and improve our key ratios and metrics.

So thank you, again, for your support in 2010, and for joining us today. And with that, we will open it up for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Chris Caton, Morgan Stanley.

Chris Caton - Morgan Stanley - Analyst

I was hoping that you could dig in a little bit more on some of the same-store results. Could you talk about the performance in the office side?

Dennis (Denny) Oklak - Duke Realty Corporation - Chairman and CEO

Well, once again, I think that when you look at our same-store, as I mentioned in my comments that the office business is still struggling a little bit. I said last quarter that I was really pleased with our results on the office side in the third quarter, it picked up. We picked up some occupancy. And we kind of held even in the fourth quarter. But what we are seeing is we are seeing continued pressure on the rental rates. We’ve seen, as indicated in our supplemental package, there’s been some continued roll-down on the net effective rents and that is having some pressure, downward pressure on the same-store occupancy also.

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FINAL TRANSCRIPT

Jan 27, 2011 / 08:00PM GMT, DRE - Q4 2010 Duke Realty Corporation Earnings Conference Call

Chris Caton - Morgan Stanley - Analyst

And I guess I was hoping you could kind of reconcile with Page 20 in the supplemental. I guess a lot of the same-store NOI growth would be coming through the expense savings. Is that what we’re seeing here?

Dennis (Denny) Oklak - Duke Realty Corporation - Chairman and CEO

That’s correct. For the fourth quarter, that is correct.

Chris Caton - Morgan Stanley - Analyst

And were you — is there something specific at play there? Were you able to achieve tax savings or something specifically —?

Dennis (Denny) Oklak - Duke Realty Corporation - Chairman and CEO

Most of that is it in the real estate tax area, the savings. We’ve been able to aggressively pursue some of the assessments on a number of our buildings, and I would say particularly on the office side as you look through our portfolio, and we’ve had some really good success, really across the board, across all of our markets, at getting some of the assessments reduced, which has resulted in some lower real estate tax expenses.

Chris Caton - Morgan Stanley - Analyst

Thank you.

Operator

Michael Bilerman, Citi.

Josh Attie - Citigroup - Analyst

Hi, it’s Josh Attie with Michael. Can you remind us what your leverage targets are for the company and how you’d like to get there and over what period of time?

Christie Kelly - Duke Realty Corporation - CFO, EVP

Sure, Josh. Specifically when we take a look at, you know, our longer term goals, we’re looking at overall leverage metrics, what we define as debt to gross assets, to be in the 45% range. We’re looking at debt plus preferred to gross assets to be around 50% or so, given the now $900 million that we have in preferred after our buyback. And in terms of timing, we’re looking for that to coincide with our long-term asset and operation strategy, which will take us through the 2013 time period.

Michael Bilerman - Citigroup - Analyst

Hi Christie, it’s Michael Bilerman speaking. You obviously have the A-team in place and as much as you guys told the market last year you’re not going to use it, people were still skeptical of that and clearly when the transaction, the Premier transaction was out in the marketplace prior to announcing, a lot of people thought you would have to raise equity. I guess now that, that’s been done, the stock has obviously rebounded, how do you think about the ATM at these levels as a source of deleveraging, and how do you expect to use that tool that you put in place?

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FINAL TRANSCRIPT

Jan 27, 2011 / 08:00PM GMT, DRE - Q4 2010 Duke Realty Corporation Earnings Conference Call

Christie Kelly - Duke Realty Corporation - CFO, EVP

Michael, specifically the ATM is, as I’ve mentioned before, is solely for opportunistic repurchases. It is very, very small. It’s $150 million in terms of sizing, and we did that just based on our average daily trading volume in terms of just having another quiver available in our capital strategy. But specifically where we are today we’re still undervalued.

Josh Attie - Citigroup - Analyst

Can you also talk about the investment landscape and what your acquisition pipeline looks like on industrial and medical office?

Dennis (Denny) Oklak - Duke Realty Corporation - Chairman and CEO

Sure. I’ll touch on that, Josh. We just had so many big transactions that we were working on and closed really late in the year. The pipeline’s down a little bit right now, but it’s — on the industrial side today, we have a number of smaller portfolios or single tenant industrial buildings that are actually in process in the markets that we’re targeting. The medical office business is pretty much the same. There’s a few mostly small portfolios that we’re looking at and talking to people about today. But I think it’s, if you look at our guidance, we’re at this point in time not projecting what I would call a bang out year like we had in 2010, but we’ll keep looking, and I think there’s probably a pretty good opportunity in 2011 that we will see some at least larger industrial portfolios come out, which we’ll certainly monitor and track and make sure that they are the quality and in geographic locations that we want to be in. So hopefully, we’ll also see some of those this year.

Josh Attie - Citigroup - Analyst

Okay, thanks a lot.

Operator

Sloan Bohlen, Goldman Sachs. Please go ahead.

Sloan Bohlen - Goldman Sachs - Analyst

Denny, your stock is up kind of sharply off the back of the ProLogis A&B news. Certainly that’s a little bit more on the industrial side and where you guys are looking to reposition the portfolios on the office side, but does that news make you rethink the timing of asset sales, or what the bid for those types of assets might be in the future?

Dennis (Denny) Oklak - Duke Realty Corporation - Chairman and CEO

Well, first of all, Sloan, I’d like to think that our stock is up on our performance, as I believe it is, because last when I looked before we got on the call, I think we were up a little bit more than both of those companies, at least looking today. So I don’t think that transaction really changes our outlook on anything. That potential transaction, I should say, it appears that it’s in the potential stage now. We are still working our way through our strategy and we rolled this specific strategy out a little over a year ago now. We were very clear that we were going to give this time to execute on this. It wasn’t going to happen overnight. And it takes the time — we clearly could have gone out and bought a lot more industrial this year. We saw — we looked at a lot more than we actually bought, but we are very focused on the specific time and location of properties we want to own. So I think we’ve been very selective and really have ended up with a tremendous, tremendous portfolio on the acquisition side. And I think we’ll continue to do that.

We’ve said that this is going to take until 2013, and we’ll execute as we go. I think one area we are very pleased on obviously is with the CBRE transaction that we closed, about a third of I guess in the third or fourth quarter. We think that’s a great indication when you look at the value of those properties, a great indication of the value of our overall office portfolio. And so we also are seeing a little bit more interest on the investment side, in the office business today, and we’ve started to see a few lenders come out and enter the suburban office space, which I think bodes well for what we’re trying to accomplish on that side.

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FINAL TRANSCRIPT

Jan 27, 2011 / 08:00PM GMT, DRE - Q4 2010 Duke Realty Corporation Earnings Conference Call

Sloan Bohlen - Goldman Sachs - Analyst

Okay, and then maybe for Christy, just a couple of housekeeping items. What was the pickup in building improvements in the quarter?

Christie Kelly - Duke Realty Corporation - CFO, EVP

It’s specifically just timing, Sloan.

Sloan Bohlen - Goldman Sachs - Analyst

Okay, and then just for the year, for 2011, could you guys maybe kind of give us a gauge for what you’re expecting for CapEx, specifically I guess for the TIs on the lease-up.

Christie Kelly - Duke Realty Corporation - CFO, EVP

In alignment was what we executed on for 2010. So no surprises there.

Sloan Bohlen - Goldman Sachs - Analyst

Okay. And then maybe, Denny, I think a couple of us have tried to ask a couple different ways. But could you maybe give us just a sense of your mark to market on the office and industrial portfolios as we think about rent spreads for the next year? And then I guess as a secondary question, are there some markets where you’re seeing some rents firm a little more quickly than others, or just in general, are things still a little bit, I don’t want to say weak, but improving I guess?

Dennis (Denny) Oklak - Duke Realty Corporation - Chairman and CEO

Yes, I think when we entered — came into this year, we sort of said we thought the rent spreads were probably going to be 0% to 5% negative. As you can see, we ended up right in that range, fluctuates a little bit. I would tell you, I think we’re going to be in that range again in 2011. We’re still seeing some rent pressure on the office side pretty much all over. But with the exception of a couple markets, and I would say as I’ve said consistently here, I think Washington, DC and the South Florida Broward County market, I think the rents are holding up pretty well there. But in most of the other markets, and particularly on the office side, those rents are rolling down.

The industrial rents I think are starting to firm up a little bit, and as you look back on 2010, we finally had three quarters in a row, the last three quarters of 2010 where globally we had positive net absorption in the industrial business on a national basis, and that was after like six quarters in a row of negative absorption. So one of the things that I think was very positive about 2010 is in most of the markets, a lot of the bigger blocks of space got taken up. So we’re seeing on the bigger blocks of space now some tightness in a lot more of the markets than we we’re seeing a year ago. And usually when that happens, I think you start to see some upward pressure on the rental rates. My sense is that the industrial rates are going to sort of firm up here this year. I wouldn’t anticipate much in the way of rental rate growth anywhere on industrial, though, before the first part of next year.

Sloan Bohlen - Goldman Sachs - Analyst

Okay, very helpful. Thank you, guys.

Operator

Paul Adornato, BMO Capital Markets.

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FINAL TRANSCRIPT

Jan 27, 2011 / 08:00PM GMT, DRE - Q4 2010 Duke Realty Corporation Earnings Conference Call

Paul Adornato - BMO Capital Markets - Analyst

Denny, was wondering if you could address the concern that the assets that you’re contributing to the CBRT suburban office JV are significantly better than what you’ll be left with on balance sheet. Obviously you did say that the contributed properties were 95% leased versus about 85% for you guys. So maybe you could quantify some other metrics perhaps rollover outlook, current yield, et cetera.

Dennis (Denny) Oklak - Duke Realty Corporation - Chairman and CEO

Sure, Paul. I’d be happy to do that. I will tell you that, that portfolio of properties that we contributed is extremely reflective of the rest of our office portfolio, with the exception of a small piece which we’ve been telling you for a while now is our targeted disposition list that we’re working our way through. That targeted disposition list, there’s a group of assets that are really of a little bit lower quality and those include like some of those remaining Cleveland assets we would consider a little lower, a few older properties really mostly in Cincinnati and maybe Chicago, and those are a minor piece of our overall office portfolio. And I’m saying less than 10% of our overall office portfolio. So 90% of our office portfolio is I think very reflective of that transaction that we did. Now, that portfolio was a little bit higher leased overall than our — than average office portfolio occupancy, and the primary reason for that is that’s really what CBRE Realty Trust is looking for. They’re a private REIT. They want higher occupancy.

There are a number of multi-tenant buildings included in this, which is, we think is good and a good reflection of the assets that we have. But they are not really looking to take the lease-up risk. So that portfolio that we work through with them was a little bit higher occupied. I would also say that those targeted disposition assets I mentioned are a little bit on the lower side, so pull the overall average down. But again, when you look at 90% of the remaining office portfolio, same kind of product, at least equal to what the CBRT JV is acquiring, and it might be a little bit less occupied today, but that doesn’t mean its worse product. It means it just has some lease-up and it’ll get leased up as things go. So I know there’s been some concern, Paul, on this, but I think that transaction is very reflective of the value of our office portfolio today.

Paul Adornato - BMO Capital Markets - Analyst

Okay, thank you. And what about rollovers? Are all the long-term leases in the JV?

Dennis (Denny) Oklak - Duke Realty Corporation - Chairman and CEO

No, not all long-term leases. We’ve got long-term leases in other places, and not all the properties that went in there have long-term leases on them. A number of them, as I said, they’re multi-tenant with staggered lease expirations.

Christie Kelly - Duke Realty Corporation - CFO, EVP

So just in summary, Paul, we looked at it on each key asset in terms of what we were looking to contribute to the venture, and that included, as Denny had said, lease rollover. We looked at the average age of the building. We looked at the NOI composition over the short-term and the long-term. We looked at the average size of the building. We looked at the number of tenants in the buildings. We looked at the average lease term of the building, and then further to that, we looked at the average lease size. So on every attribute we were very cognizant of what we viewed was the right property to contribute versus what were the right properties to retain based on the longer-term growth prospect of our business.

Paul Adornato - BMO Capital Markets - Analyst

Thank you very much.

Operator

Jamie Feldman, Bank of America Merrill Lynch.

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FINAL TRANSCRIPT

Jan 27, 2011 / 08:00PM GMT, DRE - Q4 2010 Duke Realty Corporation Earnings Conference Call

James (Jamie) Feldman - BofA Merrill Lynch - Analyst

Denny, I was hoping to get your thoughts on what you – AMB/ProLogis merger, what the impact would be on the US warehouse business in general.

Dennis (Denny) Oklak - Duke Realty Corporation - Chairman and CEO

Yes, I’ll give you my thoughts, as they are today. I don’t really see a significant impact, to be quite honest with you, Jamie. I think there’s a couple reasons that I would say that. One is, I guess first of all, both of those two companies have obviously fairly significant US industrial presence, but they’ve really been focused internationally for a number of years now. And we really don’t run into either one of those folks all that much, and really very little, quite honestly, in most of our markets, and I think in — again, they do have a larger concentration in Southern California, which we don’t have a presence in. So I have a little bit more trouble speaking to that market, which is obviously a big distribution market. But we’re pretty much in all the major distribution markets outside of that around the country, and I don’t see that it has a major influence on us.

The other thing is they have — I think one of the other things that you look at is in recent ProLogis strategy in the last couple years, they’ve sold a lot of their domestic assets, including the recent transaction with Blackstone and the transaction they completed probably about a year ago, or maybe it’s longer than that now with Stockbridge and the Texas Teachers. So they actually sold a lot of their domestic assets. So they’ve downsized quite a bit and have focused more internationally. So again, I think when you look at it, we’re always running head to head with a lot of other folks. Typically, we’ve probably had more competition from some of the larger private developers and some of those other names that you know out there in a lot of our markets. So obviously they’ll be a very big company and I think they’ll — in certain ways they may be formidable I guess, but I just can’t see that it’s really going to have that significant effect on us.

James (Jamie) Feldman - BofA Merrill Lynch - Analyst

Thank you.

Dennis (Denny) Oklak - Duke Realty Corporation - Chairman and CEO

But we wish them well.

James (Jamie) Feldman - BofA Merrill Lynch - Analyst

And then in your press release, you talked about known move-out. Can you give a little bit more color on what you know is coming and the size and the NOI impact?

Dennis (Denny) Oklak - Duke Realty Corporation - Chairman and CEO

Yes, we have one for sure that we know is in — down in Atlanta. We have Clorox in 600,000 square feet. They’ve given us a termination notice that they’re going to terminate in May. They have that provision in their lease. They actually are relocating to a build to suit down there, done by somebody else, not ProLogis or AMB. So that’s 600,000 coming at us in May. We actually have an 800,000 square foot lease down in Savannah that expires at the end of February with a tenant that we do not know yet whether that tenant is going to renew. There is a possibility.

So I mean even when you just look at those two transactions, that’s 1.4 million square feet and that’s 1% of the portfolio. So two big leases can have a significant effect when we go to overall average occupancy. Now, the thing that I think you need to keep in mind, though, is generally speaking, the bigger square footage leases have an effect on our occupancy on the industrial side because they’re bigger, but less of an effect on our overall FFO cash flow because the rent’s less than the office building. So we factored that into the guidance on each of these pieces, but again, I think there’s going to be some pressure on that occupancy. Then we just have a number of others. We already had one termination of about 450,000 square feet down in Atlanta that occurred in January. So I think the rest of them are a number of those in the 400,000 to 600,000 square foot range and they are kind of spread around the system. So the key is really going to be how quickly we backfill those folks that we know are going out and the market is certainly better and it’s improving, but it’s an overall improving market has sometimes it’s still hard to tell on any specific space what the effect’s going to be.

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FINAL TRANSCRIPT

Jan 27, 2011 / 08:00PM GMT, DRE - Q4 2010 Duke Realty Corporation Earnings Conference Call

James (Jamie) Feldman - BofA Merrill Lynch - Analyst

Okay, thanks. And then finally, talking to brokers lately, it sounds like there are developers out there thinking about starting up development again. What are your thoughts on when Duke would start to think about that in select markets?

Dennis (Denny) Oklak - Duke Realty Corporation - Chairman and CEO

Well, I haven’t heard of anybody. I’d like to talk to those brokers, but I really haven’t heard of anybody thinking about it yet, to be honest with you. Clearly not on the office side, I don’t think anywhere. On the industrial side, yes, I think maybe in a couple markets. I think we mentioned Houston has been a very good market. And if you look at the vacancy statistics in Houston, it was under 7% I think towards the end of last year. So we actually did start a building, and it’s partially preleased. It’s a little under 50% preleased and it’s not a huge building, it’s 300,000 square feet. So in that market, we’ve got that building under construction and feel very comfortable with it.

Sitting here today, there aren’t really, I don’t think, any other markets where we’d, sitting here today, that we’re even considering starting spec projects on either the industrial or office side. Hopefully we’ll see some more build to suits. We’ve got a nice build to suit over in Columbus this year. But if you look at it, I think it’s interesting, I saw a statistics today that there was only 17 million square feet of new industrial space started in 2010, I believe is what I read. And so that is really unbelievably low. And you look at it, we started about 1.6 million square feet of that, and so I think we’re cautiously optimistic that we may see a few more build to suit opportunities heading into 2011 because, again, a lot of the larger spaces have been taken now. And if a tenant needs to have a bigger space, it may not be available. But I still think on the spec basis, I’d be very surprised if we see anybody start anything in the first half of this year.

James (Jamie) Feldman - BofA Merrill Lynch - Analyst

Okay, thank you.

Operator

Brendan Maiorana, Wells Fargo.

Brendan Maiorana - Wells Fargo Securities - Analyst

Denny, just following up on the development question, it looked like the starts that you guys had in the fourth quarter were just kind of doing a little back of the envelope math, looked like the returns on those were fairly high, probably above a 9%, maybe even up to a 9.5% yield on those projects. And you’ve got construction starts that are expected to be $200 million to $400 million for 2011. How do you view the risk adjusted returns on the build to suit projects that you’re looking at over the next year or so versus the returns you’re getting on acquisitions?

Dennis (Denny) Oklak - Duke Realty Corporation - Chairman and CEO

As we’ve always said, we prefer to do development because we get better returns. And when you look at our strategy right now, Brendan, as you know, the acquisition strategy today is not — I don’t view that as a pure acquisition strategy for us. It’s a repositioning. So we’re really trying to just take assets we don’t want and sell them and buy assets we do want. So again as I mentioned, when you look at the transactions we were able to complete in 2010, we only had a 50 basis point range dilution on those. So for us again, looking long-term, it’s a great transaction.

But — so going back to what we would really want to continue to focus our growth on is on the development. And as you know, we’ve got land positions that we can do that when development picks up. When you look at the fourth quarter, it was that one industrial building in Houston that I mentioned plus several medical office buildings. And we are typically getting yields on the medical office buildings starting in that kind of mid-8% to low 9% range with very nice bumps. Typically, the preleasing activity that we have in there are all at least 10-year leases, sometimes as long as 15. We are, as you can see, I think those were 56% preleased, so there’s a little bit of lease-up in there. Again, those are pretty much all on campus, medical office buildings and doing well.

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FINAL TRANSCRIPT

Jan 27, 2011 / 08:00PM GMT, DRE - Q4 2010 Duke Realty Corporation Earnings Conference Call

Looking at the project we did in Houston, we’re very pleased with the yield on that. That one is in the mid to high 8s on a nice industrial building in Houston and not a whole lot of risk, 47% preleased. And actually I think we’re close on about half of the remaining space in the building. So I think that one’s going to move along pretty quickly. You know, we were very pleased when we signed the big build to suit over in Columbus in about August I think. We had a nice yield on that starting in the mid to high 8s, and again, with some rent growths and a long-term lease. I think if people — if there’s development opportunities today, the yields are pretty good out there and so we’re going to continue to focus and look for opportunities.

Brendan Maiorana - Wells Fargo Securities - Analyst

I guess maybe what I’m just trying to drive at a little bit is you’ve got a long-term repositioning strategy that I think a lot of people think makes sense, and I would agree with. But you’ve got acquisition today, which are pretty competitive and yields seem relatively low, and you’re making these very long-term asset allocation decisions, but it seems like maybe if you guys waited a couple of years and the development market came back a little bit, you could develop to higher yields in just a couple of years than buying stuff today, which might give you a little bit more near-term solution as you sold assets today and weren’t able to redeploy the capital into development longer. But I’m just — I guess maybe I’m just interested in why buy today as opposed to wait until the market comes back and develop, maybe in a year or two?

Dennis (Denny) Oklak - Duke Realty Corporation - Chairman and CEO

Well, first of all, we want to get this repositioning done as quickly as we can because we think it’s the right thing to do long-term, and we couldn’t do that all through development. It’s just not — with the development levels we see for the next three to five years, I just don’t think we could do that. I’ll say three years, because five years, I can’t predict. But the next three years, we don’t think we could do that. And again, going back to my point that we aren’t really looking at it as an acquisition strategy. It’s a disposition acquisition strategy. So we’re also selling — you’re right, that their pricing’s pretty competitive on some of the industrial assets and some of the medical office assets, but we also think we’re getting really nice pricing on the non-strategic and suburban office assets that we’re selling today too. So I think, you know, that’s the way we look at it.

And then the other thing I would point out is I mentioned we looked at a lot of assets that we, that we didn’t buy last year, because it just didn’t really fit into the strategy or we got outbid on the pricing. So we looked at a lot more assets and bid on more assets than we actually got. So we’re being I think very diligent in the process here and ending up. And I think when you look at our two major transactions in 2010, they were both big off-market deals. And we’re able to do that because of who we are really, and our contacts within the industry. People know us. People trust us. We’ve got very — we’ve got great credibility, and the market knows what we’re looking for. We’ve made it very clear. So not only you all on the call as investors, but all the real estate community out there knows what we’re looking for, and so we find those opportunities and the bulk of the acquisitions we did last year were really off market, so we’re pleased with that.

Brendan Maiorana - Wells Fargo Securities - Analyst

That’s helpful. Fair enough. Okay. Then a question on the same-store guidance for ’11. You guys have a positive occupancy delta if we look year over year, just given your average expectations for ’11 versus where you’ve been average for the year in ’10. And then kind of the commentary you gave earlier about the OpEx being down in Q4, largely for real estate taxes, I would think would carry over again into 2011, at least partially, that you’d get some of that benefit in ’11 if you were successful in ’10. So I guess I’m just wondering, it seems like the guidance is a little bit conservative relative to the occupancy expectations and where you came out towards the end of 2010. Is there something else that I’m missing there?

Dennis (Denny) Oklak - Duke Realty Corporation - Chairman and CEO

Well, I think if you actually look at the occupancy level of, on average to where we ended up in 2010 and where our average guidance is for 2011, there’s not a whole lot of occupancy improvement in that. It’s just a little bit. So on average, we ended up quite a bit better than we thought in 2010, and so now we’re saying we can hold that, lose some up front, make — get it back later in the year, but on average stay about the same.

I think the other thing when you look at it is we count same-store with NOI. So you got to — it’s not all driven by occupancy, because you’ve got free rent factored into almost every deal you do today. So some of that free rent was burning off and we were starting to get NOI from those properties in 2010. Now heading into 2011, that free rent is gone, which is good, so we’re getting the cash, but we don’t have as much burning off as we did in 2010 and so that burn-off has a greater impact on the increase. So we’re starting from a higher base, is really the bottom line. And then also, as we said, we’re factoring in some more negative rent spreads heading into 2011. Again, I think in that 0% to 5% range is probably where we’re going to end up the year on an average basis, maybe a little bit worse on the office side, a little bit better on the industrial side.

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FINAL TRANSCRIPT

Jan 27, 2011 / 08:00PM GMT, DRE - Q4 2010 Duke Realty Corporation Earnings Conference Call

Brendan Maiorana - Wells Fargo Securities - Analyst

Okay, fair enough. And then just lastly, the contractor service revenue has been — either there’s been a fairly wide range in that — over the past several years, probably down to as low as $15 million up to I think $28 million. For 2010, you guys had the BRAC contract that rolls off in August of this year, and then you got the Baylor contract that rolls off as well. Just longer term, how should we think about that line item and what you guys are likely to be able to generate back half of ’11 and as we go into 2012 and beyond?

Dennis (Denny) Oklak - Duke Realty Corporation - Chairman and CEO

Sure. First of all, I think it has been significantly driven over the last couple of years by the BRAC project, and everybody’s got to remember that the way the accounting works on that BRAC project, there’s also a fairly significant piece of land gain that’s built into that BRAC project that we’ve been recognizing over time, and that’s included in those service operations, again, the way the accounting rules work. So looking into 2011, I think we’re going to — we still have quite a ways to go, even though we’re going to finish in September, we’ve got quite a ways to go on that BRAC project at a pretty significant volume this year, so I think we’re going to have steady, consistent FFO from service operations this year, as we’ve basically said.

Going forward, I think when you look at it, you’re right, Brendan. We typically were in the range of probably $15 million to $25 million to maybe $30 million. It is a little bit volatile. That’s why we don’t want it to be a big piece of our business. But I think as we head off into 2012, you can expect it to be down into that $15 million to $30 million range again, depending on what kind of projects we land. And another big driver of that is if we do projects on our own land, we generally have higher margins in there. But I think a normal run rate is going to be in that $15 million to $30 million range long-term.

Brendan Maiorana - Wells Fargo Securities - Analyst

Okay, that’s helpful. Thank you.

Operator

Michael Knott, Green Street Advisors.

Michael Knott - Green Street Advisors - Analyst

Denny, Christy, on the repositioning metrics you gave, can you just remind us if you look at NOI or undepreciated book value, and then also if that’s a pro rata figure.

Dennis (Denny) Oklak - Duke Realty Corporation - Chairman and CEO

Yes, it’s pro rata. And we’re looking at basically — they’re pretty close to the same, Michael, undepreciated, book value and the NOI metrics. So we’re — I would tell you we’re going to make sure the NOI gets there. That’s really what we’re looking at, and I think it will get there.

Michael Knott - Green Street Advisors - Analyst

Okay, and then just in broad terms, how much do you think you have left to sell and then to redeploy to get to where you want to go? And then also it looks like you’re already at your leverage target, Christie. So I’m just wondering if any of the proceeds that you intend to get over the next few years are sort of earmarked for leverage reduction or if it’s strictly for recycling into industrial.

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FINAL TRANSCRIPT

Jan 27, 2011 / 08:00PM GMT, DRE - Q4 2010 Duke Realty Corporation Earnings Conference Call

Christie Kelly - Duke Realty Corporation - CFO, EVP

Michael, it’s really just in terms of the capital strategy focus. It’s really both. I mean it really depends on what opportunities present themselves in the market. We’re going to remain focused on deleveraging as it makes sense, but then also executing our capital strategy in the alignment with our asset strategy as we’ve been doing.

Dennis (Denny) Oklak - Duke Realty Corporation - Chairman and CEO

And Michael I would say on that point, we are there on the debt side at 45, but our debt plus deferred is still a little bit higher than we would like it, so there is a little bit further to go. And then the other thing that we’ve consistently said is if we just get some more cash flow from the properties, it’s going to take care of the coverage ratios and we still believe that.

Christie Kelly - Duke Realty Corporation - CFO, EVP

That’s right. It’s all about lease-up on that front.

Dennis (Denny) Oklak - Duke Realty Corporation - Chairman and CEO

And then looking back at the asset strategy, actually we haven’t really rerun that schedule yet. We’ll be doing it here shortly to see exactly where we are to get to those 60% industrial, 25% suburban, and about 15% medical office. But I think we’re probably now — if you look at where we are, we’ve probably got about $500 million to $700 million of increase in medical office to get us from the 6% to the 15%. And then we probably have about another $1 billion or so to $1.2 billion of flip-flop between office and industrial, and then I think we would be at those numbers. So when you think about it, we accomplished about a billion last year —

Christie Kelly - Duke Realty Corporation - CFO, EVP

That’s right.

Dennis (Denny) Oklak - Duke Realty Corporation - Chairman and CEO

— of repositioning, selling office and buying industrial. And so if we could do that again this year, which again, we’re not putting in our guidance, but if we could do that again this year, then we’d be just about done.

Michael Knott - Green Street Advisors - Analyst

Okay, that’s helpful. And then just a couple other questions. I guess I’m still a little confused on the comment about the value of the remaining office being on par with what you sold. Do you mean the value would be similar once you got a comparable percentage leased on the remaining portion of the office portfolio? The gap in percentage lease just seems pretty big to me, unless it’s really that 5% or 10% that’s bringing the average down quite a bit.

Dennis (Denny) Oklak - Duke Realty Corporation - Chairman and CEO

Yes, I think it is bringing the average down. It’s probably — I would say if you back out that 5% or 10%, we’re probably about 88%, 89% leased. And in today’s world, or in a normal world, maybe not quite as much today, but if you’re 89% leased, when you sell, the buyer’s going to pay you a value of 95% roughly leased, but they’re going to put — they’re going to ding you a little bit for the cost it takes you to get to 95% leased. So I still think today if you’re selling, even if I’m selling at 88% or 89% or 90% leased building, my valuation is not going to be that far off from where we’ve sold those buildings that were on average 95% leased.

Michael Knott - Green Street Advisors - Analyst

And you’re talking about not that far off from a price per pound and a cap rate or maybe just a cap rate but not necessarily price per pound?

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FINAL TRANSCRIPT

Jan 27, 2011 / 08:00PM GMT, DRE - Q4 2010 Duke Realty Corporation Earnings Conference Call

Dennis (Denny) Oklak - Duke Realty Corporation - Chairman and CEO

I’m talking both.

Christie Kelly - Duke Realty Corporation - CFO, EVP

Both.

Michael Knott - Green Street Advisors - Analyst

Okay. And then last question is just on the land bank. Obviously you have a pretty sizable land bank and I think the disclosure’s been skinnied down. How should we think about evaluating what that land bank is worth today? Obviously you’re not developing a lot at the current time, and without sort of knowing what all’s in there today, how should we think about evaluating that?

Dennis (Denny) Oklak - Duke Realty Corporation - Chairman and CEO

I think if you go back to a little over a year ago, I guess third quarter of ’09, what we did, we did take an impairment charge on that land. We took about a 25% to 30% impairment charge on about 30% of the land that we said we were going to sell. So far we — since that time, we’ve probably sold 15%, 20% of that land, and we’ve sold it at or above those impaired values. So I think on that parcel of land, it was about $250 million, now it’s down to probably around $200 million or so. I think that’s fairly valued because we took the impairment charge. And then the better stuff is what we didn’t take the impairment charge on, and we want to hold long-term. So again, I’m very comfortable with the valuation that what we’re carrying at on our books. To me I think if you really look at our land bank, we obviously haven’t taken any more impairments, so we’ve got no issues with the valuation we’re carrying on our books. So that to me is the right number to look at.

Michael Knott - Green Street Advisors - Analyst

Thank you.

Christie Kelly - Duke Realty Corporation - CFO, EVP

Thanks Michael.

Operator

Dave Rodgers, RBC Capital Markets.

Dave Rodgers - RBC Capital Markets - Analyst

I got on the call late, but Denny — so I don’t want to put words in your mouth. It sounded like what you had said at the very beginning of your prepared comments was that industrial leasing had a pretty decent year last year. You expected a little bit of a slowdown this year or an inflection due to some retail inventory restocking, but you also talked about rate continuing to get better throughout the year. So I guess what I just wanted to make sure that I understood, the directionality and the inflection you were talking about. And actually have you seen a slowdown in your industrial leasing business over the past three to six months?

Dennis (Denny) Oklak - Duke Realty Corporation - Chairman and CEO

Sure, Dave. I can answer that. I just think what we really saw starting in about late third quarter, early fourth quarter of ’09, particularly through I would say the end of the third quarter 2010 was really pretty significant leasing activity in the industrial business, pretty significant net

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FINAL TRANSCRIPT

Jan 27, 2011 / 08:00PM GMT, DRE - Q4 2010 Duke Realty Corporation Earnings Conference Call

absorption, didn’t show up nationally until second quarter last year, but we were feeling it in fourth quarter of 2009. And that was because the retailers were coming off such low inventory levels after the ’08 Christmas season and all the things that were going on in ’09, that they really had to restock pretty significantly. And I think my sense is that when you look at where we ended up at the end of 2010, most of those retailers had gotten back to a level on the inventory side that was going to be fairly stable for a while. They had picked up a lot of the downside. And now from here on out, it’s going to be growth in their business will also I think lead to growth in their inventory.

I’m just saying I think the rate of absorption we saw from fourth quarter ’09 through fourth quarter 2010 is probably going to slow a little bit. I think we’ll still have some growth. In our business, it — I would say it hasn’t slowed a whole lot. It actually was very good in the fourth quarter when you think about all the leasing activity we did at 5.8 million. Just looking forward, I just think that rate of growth is going to slow some. And then also, as I said, I think the rental rates are going to stabilize in most markets, either are stabilized or will be stabilizing here in the next few months, but I still think there’s not going to be a lot of upward pressure on industrial rental rates through most of this year. Could be a couple exceptions in a couple markets, but most markets I don’t think we’re going to see a lot of upward pressure on the rental rates. Does that help?

Dave Rodgers - RBC Capital Markets - Analyst

That does. And then I guess in terms of the investment strategy, and I guess particularly focused on the industrial side, when do you get comfortable buying more vacancy? Or have you contemplated buying low basis vacancy or low basis assets that have short-term rollover to maybe start to benefit from that? You guys have a large portfolio. You’ve got a good view on what’s happening around the country. How do you play that as maybe a precursor to being maybe more a speculative developer again?

Dennis (Denny) Oklak - Duke Realty Corporation - Chairman and CEO

I think we have really stuck to the core, and as you’ve seen, our acquisitions have virtually been fully leased, with the exception of the two larger ones. Obviously we bought out our Dugan partner. There was just a little bit of vacancy there, and we bought the large portfolio in Florida, there was a little bit of vacancy. So we’ve taken on some of that risk. And I think it might happen. In other words, we might buy a one up building here or there in a particular market that we like and it has some vacancy, and we think we’re getting it at a really good price per pound. I think we’ll do some of that, but we’re not really looking to go out and try to take the risk of making a buy with significant vacancy.

Christie Kelly - Duke Realty Corporation - CFO, EVP

And I think, Dave, the only thing that I would add to that is if you look at the profile of acquisitions that we’ve executed over 2010, first of all, and also in reference to Brendan’s question, those are acquisitions that we would have executed on regardless of whether we had development really running strong or not. They’re the right acquisitions to be making for our business. And I think if you look at the characteristics of what we’ve bought, as Denny mentioned, you can expect more of the same from us. And to the extent that we’re going to do something that has a building that is vacant, we’re going to do that in markets where the overlying demographics make sense and that we can derive value and lease-up very quickly, but that’s not something that we’re going to do extensively or take significant risk on at all. It’ll be very calculated.

Dave Rodgers - RBC Capital Markets - Analyst

Okay. Thank you.

Operator

Ki Bin Kim, Macquarie

Ki Bin Kim - Macquarie Research Equities - Analyst

If you look towards your 2011 lease expirations, could you give us an update on how much of that space is already leased and how much is under current negotiation?

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FINAL TRANSCRIPT

Jan 27, 2011 / 08:00PM GMT, DRE - Q4 2010 Duke Realty Corporation Earnings Conference Call

Dennis (Denny) Oklak - Duke Realty Corporation - Chairman and CEO

Ki Bin, I think all of our space is always under some kind of negotiation, but when I look at the lease expiration schedule, we’ve got about 10% of our portfolio overall including JV rolling in 2010. I would say the expiration rate on the industrial is a little bit higher than the office heading into next year because we’ve got some larger spaces that we keep talking about. Again, it’s just so hard to answer that specific question, Ki Bin, because it’s kind of spread all across the system. But we’ve got pretty good activity.

One of the things we do is we have a report that we go over at least monthly with all of our city leaders, our business unit heads, and we go through their top five vacant spaces, which the top five vacant spaces actually is about 75% of our overall vacancy within the company, 70% to 75%. So we’re covering specifically 70% of our vacancy at least once a month. And for the most part, there’s decent activity on most of the spaces. There’s a handful where we just don’t have any activity right now, but I would tell you the level today is actually pretty good comparatively speaking historically. It really was pretty solid, really solid heading into the fourth quarter. And again, we had a good, solid leasing quarter. And then as typical, when you get into January, everybody takes a deep breath because they’ve just tried to get everything closed before year end. I also think January appears to me to be a little bit slow because we seem to have had a lot of weather issues all around the country. You know, Atlanta was closed for a week here in January basically. So I think it’s been a little bit slow, but I think there’s still decent activity out there.

Ki Bin Kim - Macquarie Research Equities - Analyst

Could you expand on that a little bit more? I know I was looking at one month into this new quarter, but how does this compare in terms of like traffic and I guess just overall sentiment out there versus last year?

Dennis (Denny) Oklak - Duke Realty Corporation - Chairman and CEO

I would say it’s very comparable. It may be up just a little bit from the first quarter last year, January of last year. But again, it’s just sort of a space by space analysis for us today. So it’s — I’m not seeing anything that causes me any concern.

Ki Bin Kim - Macquarie Research Equities - Analyst

Okay, and just going back to a couple of big spaces that are in Atlanta, and I think you said Savannah that are coming due. Have you had a lot of interest in those spaces, or are those the two spaces that you’ve had no kind of interest in?

Dennis (Denny) Oklak - Duke Realty Corporation - Chairman and CEO

I would say we’ve had pretty good interest in — we’ve got a couple spaces, bigger spaces in Atlanta and we’ve had pretty good interest. We haven’t had a lot of discussion of the Savannah one because we do not know whether the tenant’s going to remain in there yet. And so there hasn’t been a lot of discussion on that one right now quite honestly.

Ki Bin Kim - Macquarie Research Equities - Analyst

Okay, and last question. A lot of the — the big driver for same-store NOI increase this year was due to realty taxes, like you said. Just trying to get a sense of, going into 2011, if you look at your portfolio, how much of your portfolio have you already gone back to cities or counties and pushed back on the realty taxes and how much is left to do in 2011?

Dennis (Denny) Oklak - Duke Realty Corporation - Chairman and CEO

No, I don’t think we’ve said a big piece was for real estate taxes. Some of that revenue increase in the office side was from lower real estate tax adjustments. But I think most of our same-store was driven last year by occupancy increases really, and again, occupancy increases is burn-off of free rent, were the biggest factors driving 2010 NOI growth. But just getting back to your question, I think we’ve still got a fairly long way to go on the real estate tax side. I think we made some really good progress in the second half of last year, really had our team focused on it. We have an in-house real estate tax group that’s very experienced that has been doing this for a long time, and we were very successful last year which is obviously not surprising when you think about what values have done over 2008 and ’09 and how those real estate tax cycles work. So I think we can see some more good progress this year and we’ve got a few more places to work through.

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FINAL TRANSCRIPT

Jan 27, 2011 / 08:00PM GMT, DRE - Q4 2010 Duke Realty Corporation Earnings Conference Call

Ki Bin Kim - Macquarie Research Equities - Analyst

If you could, can you just try to put some numbers around that? If the total goal was to try to reassess 100% of your portfolio in getting tax assessments, how much has that — how much of that have you completed in 2010 or up to 2010. And using that same kind of example, how much do you think you would reasonably get to in 2011?

Dennis (Denny) Oklak - Duke Realty Corporation - Chairman and CEO

I think there’s probably about I would guess 30%, 30% to 35% of our portfolio to go and I think we’ll get to most of them this year.

Ki Bin Kim - Macquarie Research Equities - Analyst

Alright, perfect. Thank you.

Christie Kelly - Duke Realty Corporation - CFO, EVP

Thanks, Ki Bin.

Operator

Vincent Chao with Deutsche Bank.

Vincent Chao - Deutsche Bank - Analyst

My question’s actually been answered. Thanks.

Christie Kelly - Duke Realty Corporation - CFO, EVP

Thanks, Vincent.

Operator

Then there are no further questions.

Randy Henry - Duke Realty Corporation - Assistant Vice President of Investor Relations

I’d like to thank everyone for joining the call today. Our first quarter earnings call is tentatively scheduled for April 28. Thank you.

Operator

That does conclude our conference for today. Thank you for your participation and for using AT&T executive teleconference. You may now disconnect.

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FINAL TRANSCRIPT

Jan 27, 2011 / 08:00PM GMT, DRE - Q4 2010 Duke Realty Corporation Earnings Conference Call

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